Exhibit 10.1
[HARMAN LETTERHEAD]
August 8, 2008
Ms. Jennifer Peter
[Address Omitted]
Dear Jenny:
On behalf of Harman International Industries, Incorporated (“Harman”), I submit an offer for the position of VP, Chief Accounting Officer. In this capacity you will report directly to Herbert K. Parker, EVP and Chief Financial Officer, and will be located at our Stamford, Connecticut office. This offer provides the following:
Transition Date: Your transition date will be October 1, 2008.
Base Salary: Annualized base salary will be $250,000 subject to review on September 1, 2009 (for increase, but not decrease), and payable in accordance with our regular payroll schedule in Stamford, CT.
Bonus: Effective with fiscal year 2009, you will be eligible to participate in the Management Incentive Compensation program with a target bonus opportunity equal to 35% of your base salary and a 52.5% maximum. This bonus program is based upon Harman’s achievement of its business plan, as well as your achievement of personal performance goals.
Stock Options: Subject to the approval of the Compensation and Option Committee of the Board of Directors, you will be eligible for stock option awards of Harman common stock under the terms of Harman’s 2002 Stock Option and Incentive Plan (“Plan”) at a level commensurate with your position.
Severance: If your employment is terminated by Harman without “Cause” within the first three years of relocating to Connecticut, you will receive severance and company-paid COBRA benefits for a period of one year. “Severance” is defined as base salary and most recent bonus payout. The Company will also pay for moving you and your household goods back to California. “Cause” is defined in Exhibit A attached hereto. Such payments will be subject to the execution by you of a release in substantially the form attached hereto as Exhibit B. Harman will furnish you with the release promptly after your termination of employment. Your severance payments will commence on the 60th day after your termination of employment; provided, however, that if on the due date for any severance payment, all revocation periods have not then expired with respect to your release, such payment will be forfeited.
Relocation Assistance: You will be eligible for relocation assistance as outlined in the Harman Relocation Policy previously provided. In order to assist you in your relocation to Stamford, CT the company will provide six months of temporary housing.
Car Allowance: You will receive a car allowance of $1,200 per month paid in accordance with our regular payroll schedule.
Other Benefits: You will continue to participate in our benefit plans including medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan, vacation and all Company-paid holidays.
Section 409A: For purposes of Section 409A of the Internal Revenue Code, each salary continuation payment will be considered one of a series of separate payments.  If at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by Harman from time to time) and (ii) Harman makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed

Jenny Peter
August 8, 2008

pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Harman will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day after such six-month period, subject to the release requirements noted above.
The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city or other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.
Harman is not hereby offering you lifetime employment or employment for a fixed or implied period of time. Either you or Harman may terminate your employment at any time, with or without cause or notice. The at-will nature of your employment relationship cannot be changed except in a written document signed by you and the VP, Corporate HR and Global Rewards. Upon termination of your employment, Harman will have no further obligations to you except as provided under “Severance”.
Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator. The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply. Such arbitration shall be conducted in Stamford, Connecticut or such other location as to which you and Harman agree. The law of Connecticut, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.
Please sign and return the original of this letter. You should retain one copy of this letter for your files.
Sincerely,
/s/ Sandra S. Buchanan

Sandra S. Buchanan
VP, Compensation & Benefits
I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge and agree that this letter constitutes the entire agreement between Harman and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either the Company or me.
ACCEPTED AND AGREED:

/s/ Jennifer Peter	8/8/08

Jennifer Peter	Date

Jenny Peter
August 8, 2008

Exhibit A
Termination Definitions
“Cause” means:
(i)	You have been convicted of a felony:

(ii)	You have engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to your employment duties which results in material economic harm to Harman.
No act or omission on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Harman.